Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements on Form S-1 No. 333-140296, Form S-1 No. 333-136096, Form S-2 No. 333-121546, Form S-3 No. 333-111455, Form S-3 No. 333-82272, Form S-3 No. 333-54088, Form S-3 No. 333-49312, Form S-3 No. 333-83615, Form S-3 No. 333-46619, Form S-3 No. 333-07709, Form S-3 No. 33-81212, Form S-3 No. 33-92032, Form S-3 No. 33-92978, Form S-3 No. 333-62387, Form S-8 No. 333-13779, Form S-8 No. 333-76961, Form S-8 No. 333-136095 and Form S-8 No. 333-146333 of e.Digital Corporation and subsidiary of our report dated June 23, 2016, relating to our audit of the consolidated financial statements, which appears in the Annual Report on Form 10-K of e.Digital Corporation and subsidiary for the year ended March 31, 2016.

/s/ SingerLewak LLP

Los Angeles, CA

June 23, 2016